EXHIBIT 99.1

                        PFS Bancorp, Inc.

                  Second and Bridgeway Streets
                      Aurora, Indiana 47001

                        October 31, 2003


FOR IMMEDIATE RELEASE:



CONTACT:
  Stuart M. Suggs, Chief Financial Officer
  PFS Bancorp, Inc.
  (812) 926-0631



PFS Bancorp, Inc. Reports Net Earnings For Third Quarter Ended
September 30, 2003.
---------------------------------------------------------------


Aurora, Indiana - PFS Bancorp, Inc. (Nasdaq: PBNC), parent company of Peoples Federal Savings Bank, reported net earnings for the third quarter ended September 30, 2003 of $204,000, or diluted earnings per share of $.15, an increase of $54,000, or 36.0%, as compared to net earnings of $150,000, or diluted earnings per share of $.10, recorded for the third quarter ended September 30, 2002.

The increase in net earnings was due primarily to a $14,000, or 1.5%, increase in net interest income, a $26,000, or 30.6%, increase in other income and a $36,000, or 5.1%, decrease in general, administrative and other expense, which were partially offset by a $15,000, or 62.5%, increase in the provision for losses on loans and a $7,000, or 5.0%, increase in the provision for income taxes.

The increase in other income for the quarter ended September 30, 2003 was primarily attributable to a $26,000, or 30.6%, increase in service charges and fee income.

The decrease in general, administrative and other expense was primarily attributable to a $46,000, or 41.8%, decrease in data processing expense, which was partially offset by a $13,000, or 16.9%, increase in occupancy and equipment expense. These expenses are directly related to the core system conversion in the third quarter ended September 30, 2002.

For the nine months ended September 30, 2003, PFS Bancorp, Inc.
reported net earnings of $622,000, or diluted earnings per share of $.45, a decrease of $34,000, or 5.2%, compared to the $656,000, or diluted earnings per share of $.45, in net earnings reported for the nine months ended September 30, 2002.

The decrease in net earnings for the nine months ended September 30, 2003 was primarily due to a $103,000, or 3.5%, decrease in net interest income and a $13,000, or .6%, increase in general, administrative and other expenses, which were partially offset by a $36,000, or 14.4%, increase in other income and a $45,000, or 9.4%, decrease in the provision for income taxes.

At September 30, 2003, PFS Bancorp, Inc. reported total assets of $117.6 million, total liabilities of $91.0 million, including deposits of $89.8 million, and shareholders' equity of $26.6 million, or 22.6%, of total assets. Book value, or shareholders' equity, was $18.04 per share at September 30, 2003.

PFS Bancorp, Inc., headquartered in Aurora, Indiana, is the holding company for Peoples Federal Savings Bank. The Bank is a 116 year old federally chartered savings bank with three full service offices in Dearborn, Ohio, and Switzerland counties in Southeastern Indiana.


                           PFS Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)
                              (Unaudited)

                                                September 30,  December 31,
     ASSETS                                              2003          2002

Cash and cash equivalents                             $ 6,091        $5,225
Investment securities                                  12,024        15,303
Loans receivable                                       96,720        95,702
Other assets                                            2,790         2,806
                                                      -------       -------
     Total assets                                    $117,625      $119,036
                                                      =======       =======
     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                              $89,837       $89,420
Advances from the FHLB                                   -            1,000
Other liabilities                                       1,198         1,019
                                                       ------        ------
     Total liabilities                                 91,035        91,439

Shareholders' equity                                   26,590        27,597
                                                      -------       -------
     Total liabilities and shareholders' equity      $117,625      $119,036
                                                      =======       =======

                           PFS Bancorp, Inc.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except share data)
                              (Unaudited)

                                           Nine months ended    Three months ended
                                              September 30,       September 30,
                                              2003     2002       2003     2002

Total interest income                       $4,398   $5,246     $1,402   $1,665
Total interest expense                       1,519    2,264        449      726
                                             -----    -----      -----    -----
     Net interest income                     2,879    2,982        953      939
Provision for losses on loans                   87       88         39       24
                                             -----    -----      -----    -----
     Net interest income after provision for
        losses on loans                      2,792    2,894        914      915
Other income                                   286      250        111       85
General, administrative and other expense    2,020    2,007        674      710
                                             -----    -----       ----     ----
     Earnings before income taxes            1,058    1,137        351      290
Income taxes                                   436      481        147      140
                                             -----    -----       ----     ----
     NET EARNINGS                           $  622   $  656     $  204   $  150
                                             =====    =====       ====     ====
     EARNINGS PER SHARE
       Basic                                 $ .45    $ .45      $ .15     $.10
                                               ===      ===        ===      ===
       Diluted                               $ .45    $ .45      $ .15     $.10
                                               ===      ===        ===      ===